Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian M. Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI Industries appoints Linda Myers to Board of Directors

Elkhart, Indiana – November 17, 2022 - LCI Industries (NYSE: LCII), which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, today announced the appointment of Linda Myers to the Company's Board of Directors as an additional independent director. Ms. Myers will serve as a member of the Audit Committee, Corporate Governance, Nominating, and Sustainability Committee, and the Risk Committee of the Board of the Board.

Myers, 58, most recently served as a partner and seasoned member of the senior leadership team at Kirkland & Ellis LLP (“Kirkland”), a large multi-national law firm, from 1996 through February 2022. During her time at Kirkland, Myers served on the Global Management Executive Committee and established Kirkland’s Diversity Integration Task Force, which determines policy and structural enhancements to execute the firm’s commitment to diversity at all levels. Myers is also a founding member of Kirkland’s Women’s Leadership Initiative.

Myers currently serves on the board of directors of Gibraltar Industries, a leading manufacturer and provider of products and services for the renewable energy, residential, agtech, and infrastructure markets. At Gibraltar, she serves as Chair of the Gibraltar Nominating, Governance & Corporate Social Responsibility Committee. Myers also holds board leadership roles at Kinzie Capital Partners, National Philanthropic Trust, Chicago Shakespeare Theater, and Lyric Opera of Chicago.

“We are pleased to welcome Linda to our Board,” said Tracy Graham, Chairman of LCI Industries’ Board of Directors. “We are confident that her financial and legal acumen, along with her strong leadership abilities, will create tremendous value for LCI, our Board of Directors, and all of our stakeholders.”

Myers joins directors James Gero, Jason Lippert, David Reed, Brendan Deely, Frank Crespo, Kieran O’Sullivan, Tracy Graham, Virginia Henkels, Johnny Sirpilla, and Stephanie Mains on the Company’s Board, each for a one-year term ending at the next annual election of directors.

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting primarily of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers, as well as direct to retail customers via the Internet. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; appliances; air conditioners; televisions and sound systems; tankless water heaters; and other accessories. Additional information about Lippert and its products can be found at www.lippert.com.

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